Exhibit 99.1

Nasdaq: APAGF	Apco Argentina

Date:	Jan. 27, 2005

Contact:	Tom Bueno (investors)	Julie Gentz
Apco
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com

Apco Argentina Announces Acquisition

     TULSA, Okla. –Apco Argentina Inc. (NASDAQ:APAGF) announced today that it has entered into an agreement which will result in Apco acquiring a 25.78 percent participation interest in three oil and gas concessions located in the southern Argentine province of Tierra del Fuego. The transaction is expected to close by February 7, 2005.

     Apco acquired the interest for approximately US $6.2 million. Of this amount, approximately US $5.7 million represents the value attributed to the concession interest being acquired. The remaining balance represents working capital and other adjustments. Apco will fund its payment from general corporate funds.

     The acquired interests are expected to increase the company’s daily oil and liquids production by approximately 200 barrels and gas production by approximately 2.6 million cubic feet, representing a combined increase in Apco’s daily barrel oil equivalent production of about 8 percent. Gas produced in these concessions is currently sold in local markets in Tierra del Fuego. “We have utilized financial resources that Apco has accumulated over this recent period of favorable oil prices and successfully deployed them toward reserves acquisition,” said Ralph Hill, chairman and CEO of Apco. “These concessions are well situated in the Austral basin and we believe will provide both development drilling upside and exploration potential,” he said.

     Apco and its partners plan to obtain three-dimensional seismic information in the area, with the expectation of subsequently making development drilling investments.

     About Apco Argentina

     Apco is an oil and gas exploration and production company with interests in three oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.